Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 549-6611 Jeff N. Theiler EVP and CFO (414) 978-6521	Investors: The Ruth Group David Burke 646 536-7009 dburke@theruthgroup.com

PHYSICIANS REALTY TRUST

ANNOUNCES $123.2 MILLION IN ACQUISITIONS AND

ANTICIPATED ACQUISITIONS

Milwaukee, WI, November 21, 2014 — Physicians Realty Trust (NYSE: DOC) (the “Company”), a self-managed healthcare properties REIT, announced today the partial closing of the 309,865 square foot Columbus Regional Medical Office Portfolio (the “Portfolio”) which includes thirteen medical office buildings, twelve of which are located in Columbus, Georgia and one in Phenix City, Alabama. The Portfolio is 88% occupied and approximately 86% (11 of the 13 properties) of the portfolio’s total rentable square footage is located adjacent to the 413-bed Columbus Regional Medical Center (“CRMC”) and the 219-bed Doctors Hospital, two of Columbus Regional Healthcare System’s (“CRHS”) short-term acute care hospitals. The Portfolio features a diversified mix of healthcare providers anchored by physician practice groups that are affiliated with CRHS and the Columbus Clinic. CRHS is a market leading healthcare provider with $407 million of in-patient service revenue in 2013. The Columbus Clinic is accredited by the American College of Radiology and is the area’s largest multi-specialty clinic providing primary care, specialty physicians, and ancillary services. As part of the transaction, the CRHS-related leases totaling 45% of the overall Portfolio’s base rental revenue have been renegotiated and extended to 10-year lease terms.  The Company has closed on 12 of the 13 buildings, with the final building expected to close by the end of 2014.  The total purchase price will be approximately $34.5 million with an anticipated first year unlevered yield of 8.1%.

John Thomas, the Company’s President and Chief Executive Officer, stated, “We are pleased to have the opportunity to work with Columbus Regional to complete a healthcare system medical office building “monetization” and assume responsibility for owning and managing Columbus Regional’s medical office facilities. It is a testament to our commitment to partnering with leading healthcare providers to help them meet the needs of their community and continue our rapid growth toward building a long-term healthcare real estate company.  Columbus is Georgia’s second largest city, is home to Fort Benning and AFLAC Insurance and was just included in Livability.com’s 2014 Top 100 Best Places to Live.”

Scott Hill, President and Chief Executive Officer of CRHS stated, “Columbus Regional Health is excited about the opportunity to partner with Physicians Realty Trust as the owner of our medical office properties.  Bringing in a partner who specializes in medical office property ownership, management and development is the right move for our health system and the timing is perfect for both parties.  We know that Physicians Realty Trust will invest a great deal of time and attention into the physician and provider partners in these medical office buildings.”  He added, “We are confident in and trust that John Thomas and the Physicians Realty team will be much more than landlords. It is clear they will work closely with CRHS to help us better serve our patients, physicians and visitors while enabling the recruitment of additional physicians and providers into high quality office space that meets the growing healthcare needs of our communities. We appreciate their investment in our organization and look forward to working with them for many years to come.”

The Company also announced that it entered into three separate additional purchase agreements with an aggregate value of $88.7 million.

The first agreement is for the purchase of the 160,000 rentable square foot Trios Health Medical Office Building which is under construction by developer C.D. Smith in Kennewick, Washington. The building is 100% pre-leased and is expected to open in late June, 2015. As part of the Trios Health Southridge Campus, the MOB will be connected to the Trios Southridge Hospital and commissioned primarily for outpatient services and medical staff offices. It is expected that most of the physician offices will be occupied by the Trios Medical Group, particularly for specialties that more commonly need proximate access to the hospital for in-patient rounding and treatment. Since 2008, Trios Medical Group has hired more than 45 new providers. Planned services include advanced diagnostic imaging, a retail pharmacy, laboratory, physical therapy, a medical infusion center, and other ambulatory services. At closing, the Company would assume a 60-year ground lease and enter into a 30-year absolute NNN master lease with Trios Health Hospital which escalates annually at 2.35%. The Company has agreed to acquire the medical office building for $64 million in cash with an anticipated first year unlevered yield of 6.6%. The acquisition is subject to the receipt of a certificate of occupancy, commencement of rent under the Trios Health Hospital master lease and customary conditions to closing, including accuracy of representations and warranties and performance of covenants.  The Company is not financing or otherwise participating in the development of the building.

Governor Tommy Thompson, Chairman of the Board of Physicians Realty Trust stated, “I have had the privilege to work with C.D. Smith, a Wisconsin based general contractor and developer, for more than 25 years. We are so pleased to have the opportunity to purchase this very large, fully leased, state of the art medical office and outpatient care facility in Kennewick, Washington, once C.D. Smith completes the construction in 2015, and the Trios Southridge Hospital occupies the facility with their physicians and services. We look forward to working with Trios and C.D. Smith for many years to come. We continue to grow Physicians Realty Trust rapidly as we identify high quality facilities serving physicians, hospitals and their patients for investment, in order to deliver excellent total shareholder returns. I am proud to lead this organization as Chairman and to have had the opportunity to be involved directly in sourcing and securing this opportunity for our great company.”

The Company also entered into a purchase and leaseback agreement for two medical office buildings located in Middletown, New York. The buildings total 35,456 square feet and are 100% occupied by Middletown Medical, P.C. (“Middletown Medical”), a 56-member multi-specialty physician group. At closing, Middletown Medical would enter into a 12-year absolute NNN master lease for the two buildings that escalates annually at

2.5%. The purchase price for the medical office buildings is approximately $14.4 million in cash with an anticipated first year unlevered yield of 7.0%. Closing of the acquisition is subject to customary conditions to closing, including accuracy of representations and warranties and performance of covenants.

Finally, the Company entered into a purchase agreement for the Carle Danville Clinic located in Danville, Illinois. The Carle Danville Clinic offers pediatrics, OB/GYN, family and adult medicine, as well as specialty services such as anticoagulation management, allergy and plastic surgery. The facility is a 46,663 square foot medical office building that is 100% occupied by The Carle Foundation.  The purchase price for the clinic is approximately $10.3 million in cash with an anticipated first year unlevered yield of 7.3%. Closing of the acquisition is subject to customary conditions to closing, including accuracy of representations and warranties and performance of covenants.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will”, “would”, “intend”, “should”, “believe”, “expect”, “anticipate”, “project”, “estimate” or other similar words or expressions that do not relate solely to historical matters. In particular, these forward-looking statements include, but are not limited to, the first year unlevered yields on properties, the Company’s opportunities to acquire properties and the Company’s ability to close acquisitions on currently anticipated terms, or within currently anticipated timeframes. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed during 2014, copies of which are available on the SEC’s website,www.sec.gov. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.